MGT Capital Provides Operating Update

DURHAM, NC, May 14, 2019 /PRNewswire/ -- MGT Capital Investments, Inc. (OTCQB: MGTI) today provided the following operating update to investors.

As previously reported, MGT has been waiting for better economic conditions to resume Bitcoin mining. The recent increase in the price of Bitcoin, without a material increase in the Difficulty Rate, has allowed the Company to resume its mining operations. We also entered into new or amended agreements with our host facilities to provide lower risk and more flexibility. Lastly, we decided to liquidate our first, but small, facility in Washington state to keep focus.

As of today, MGT is mining with 1,800 machines in Colorado Springs, pursuant to management agreements with our third-party investors, generating 22 Ph/s in hash power. An additional 400 Company-owned miners are currently racked and undergoing final stages of setup, and up to 300 more Company-owned miners may be deployed in this location, creating a total of just over 30 Ph/s.

In Coshocton, Ohio, MGT executed a definitive agreement that shares profits with our hosting facility operator, Standard Power of Ohio, in return for a sizable reduction in electricity costs. Under this arrangement, the Company is operating 900 miners with 12 Ph/s today, with an additional 300 miners undergoing final stages of setup. This facility is also planned to be utilized for the balance of 2,000 Company-owned miners upon completion of Pod5 containers.

MGT is also reporting today that Steve Schaeffer, Chief Operating Officer of MGT, has resigned to pursue other interests. The Company is confident it has a team capable of both optimizing existing operations and expanding with the new generation of Bitcoin miners using the much more power-efficient 7 nanometer chip designs.

About MGT Capital Investments, Inc.

With facilities Colorado and Ohio, MGT Capital Investments, Inc. (OTCQB: MGTI) is a U.S.- based Bitcoin miner, overseeing the operation 5,700 Bitmain S9 miners. The Company is pursuing an expansion model to secure low cost power and grow its crypto assets.

For more information on the Company, please visit: https://mgtci.com

Forward–looking Statements

This press release contains forward–looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward–looking statements." All information set forth in this news release, except historical and factual information, represents forward–looking statements. This includes all statements about the Company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the crypto mining industry; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow and execute its business strategy; volatility in the Bitcoin market; and other factors set forth in the Company's most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward–looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward–looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission. MGT Capital Investments, Inc. provides no assurance regarding the actual outcome of the events contemplated by any forward-looking statements included in this release.

Investor and Media Contact:

Robert Lowrey

Chief Financial Officer

rlowrey@mgtci.com

919-378-1788